Exhibit 99.1

PRAXAIR REDUCES FOURTH-QUARTER EARNINGS ESTIMATES AND IMPLEMENTS COST-REDUCTION MEASURES

An investor teleconference will be held from 9:00 AM to 9:30 AM Eastern Time on Wednesday, December 10. See details below.

DANBURY, Conn., December 9, 2008 – In response to the substantial slowdown in demand in the fourth quarter, Praxair, Inc. (NYSE:PX) is reducing its fourth-quarter guidance for fully diluted earnings per share to a range of $0.95 to $1.00 excluding charges described below.* This range is about even with the $0.98 earned in the 2007 fourth quarter. The company has seen a fall-off in demand in November and is expecting additional customer plant closings in December which will further reduce volumes for the quarter. New projects and new business applications are expected to offset this demand slowdown and a significant foreign-currency headwind.

The company has already initiated cost-reduction actions, including a reduction in workforce of about 1,600 and the closure of underperforming and non-core product lines and businesses. These actions will result in a restructuring charge of about $120 million on a pre-tax basis in the fourth quarter of 2008 and are expected to reduce fixed costs by approximately $80 million in 2009 and by approximately $100 million on an ongoing annual basis. In addition, the company expects to take a $55 million pre-tax charge related to the settlement of a social tax case in Brazil dating back to the 1980’s and increases in accruals reflecting recent developments for other cases.

In total, the charge is expected to be approximately $175 million pre-tax or about $0.37 of diluted earnings per share in the fourth quarter. Fourth-quarter diluted earnings per share are expected to be in the range of $0.95 to $1.00 excluding the charge. Excluding the fourth-quarter charge and the first-quarter pension settlement charge, full-year 2008 diluted earnings per share are expected to be in the range of $4.13 to $4.18, an increase of 14% to 15% versus $3.62 in 2007.*

‘We have moved quickly to take the necessary preemptive steps to make sure we have a cost structure appropriate to the current economic environment,”

*

See the attachment for calculations of non-GAAP measures related to 2008 earnings per share adjusted to exclude the estimated restructuring charge in the fourth quarter and the pension settlement charge in the first quarter.

said Steve Angel, chairman and chief executive officer. “The slowdown in commodity production and manufacturing has been unprecedented and we believe customers are reducing inventory down the supply chain. Consequently, we should see an uptick in production later in 2009. Additionally, Praxair has a large backlog of new projects coming on stream in 2009 and 2010 which will grow sales and earnings.”

A teleconference is being held from 9:00 AM to 9:30 AM Eastern Time on Wednesday, December 10. The dial-in number is 857-350-1671. Passcode 76671306. The call will also be webcast in a listen-only mode via internet broadcast from Praxair’s website at www.praxair.com/investors. Materials to be used in the teleconference will be available Wednesday morning at www.praxair.com/investors.

A telephone replay will be available for one week, beginning at 12:00 PM Eastern Time on Wednesday, December 10, 2008. The replay number is: 617-801-6888. Passcode 41038409. A web replay will be available beginning at 1:00 PM Eastern Time on Wednesday, December 10, 2008 at www.praxair.com/investors.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2007 sales of $9.4 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

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This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of tax, environmental, home healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s latest Annual Report on Form 10-K filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR INC. AND SUBSIDIARIES

APPENDIX

NON-GAAP MEASURES

(UNAUDITED)

*The following non-GAAP measures are intended to supplement investors’ understanding of the company’s financial information by providing measures which investors, financial analysts and management use to help evaluate the company’s operating performance. Special items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. The fourth quarter 2008 diluted EPS guidance adjusted for the impact of the restructuring and other charges helps investors understand underlying performance on a comparable basis.

	Fourth Quarter 2008 Guidance		Full Year 2008 Guidance
	Low	High	Low	High
Diluted EPS guidance GAAP	$0.58	$0.63	$3.73	$3.78
Pension plan settlement charge*	—	—	0.03	0.03
Restructuring and other charges**	0.37	0.37	0.37	0.37

Adjusted diluted EPS guidance	$0.95	$1.00	$4.13	$4.18

Reported 2007 diluted EPS			$3.62	$3.62
Percentage change from 2007			14%	15%

*	A pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share) was recorded in the first quarter 2008 related to lump sum benefit payments made from the U.S. supplemental pension plan to a number of recently retired senior managers, including Praxair’s former chairman and chief executive officer.
**	In the fourth quarter 2008 the company will take restructuring and other charges that will result in a pre-tax charge to earnings of approximately $175 million ($115 million after-tax or $0.37 per diluted share).